Exhibit (d)(45)


                                 April __, 2005



Edward J. Roach
President
The RBB Fund, Inc.
Bellevue Park Corporate Center
400 Bellevue Parkway, Suite 100
Wilmington, DE 19809

Re:      ROBECO INVESTMENT FUNDS

Dear Mr. Roach:

         By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby and effective as of the date noted above, Weiss, Peck & Greer Investments (the "Adviser") agrees that in order to maintain the established expense ratios of the Robeco Investment Funds, which is comprised of the Robeco WPG Core Bond, Large Cap Growth, and Tudor Funds (each a "Fund"), of The RBB Fund, Inc., the Adviser shall, until further notice, but in no event terminating before April 30, 2006, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) in an aggregate amount equal to the amount by which a Fund's total operating expenses (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) exceeds a total operating expense ratio (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) of 0.43%, 1.40%, and 1.70%, of the average daily net assets of the Institutional Class of the Core Bond, Large Cap Growth, and Tudor Funds, respectively, and 0.53% of the average daily net assets of the Investor Class of the Core Bond Fund.

         Except to the extent of questions arising over miscalculated fees or a good faith dispute over the excluded categories described above, the Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.


                                     WEISS, PECK & GREER INVESTMENTS
                                     By: WEISS, PECK & GREER INVESTMENTS
                                         The Class A General Partner

                                     By:
                                         ---------------------------------------
                                         William J. Kelly, President


Your signature below acknowledges acceptance of this Agreement:

By:
       ----------------------------------------
       Edward J. Roach
       President and Treasurer
       The RBB Fund, Inc.



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